Exhibit 10.35

Personal & Confidential - by hand
On a 'Without Prejudice Basis'

SUPERSEDES LETTER DATED MARCH 23, 1999

April 29, 1999

Ian Fraser

Dear Ian,

     Further to your conversation with Rosemary Laurin on or about March 01, 1999, this letter will confirm that JetForm Corporation has eliminated your position as Sr. Vice-President, Sales, effective April 30, 1999.

     In accordance with the Employment Agreement which was provided to you dated September 22, 1998, we will provide you with the following termination package.

Salary Continuance

     As stipulated in your Employment Agreement, JetForm will provide salary continuance in the amount of $246,000 for the period May 01, 1999 to April 30, 2000, which has been based on the following:

     Base salary for the period May 01, 1999 to April 30, 2000 in the amount of $200,000

     Commissions  paid at 50% of  target  (current  run  rate) in the  amount of
$15,000

     Expense incentive paid at 50% of target (current run rate) in the amount of 10,000

     Revenue incentive paid at 25% of target (current run rate) in the amount of $5,000

     Car Allowance in the amount of $6,000 Benefit Menu Allowance in the amount of $10,000

Benefit Continuance

     You will be provided with continuation of your medical, dental and life insurance benefits until April 30, 2000. It should be noted that you are not eligible for short or long term disability benefits effective immediately. As agreed upon, JetForm Corporation will reimburse you for reasonable expenses for long term disability insurance for the period from May 1, 1999 to April 30, 2000, or until you are re-employed should this occur prior to the end of your salary and benefit continuance period.

     In accordance with Section 3.2 of your Employment Agreement, should you secure employment prior to April 30, 2000 you will be required to advise JetForm Corporation of your start date and your medical, dental and life insurance benefits will then be discontinued.

Vacation Accrual

     Your vacation will continue to accrue during the salary and benefit continuance period. You will receive payment representing your accrued vacation on the payroll deposit of April 30, 2000.

Outplacement Services

     Based on approval of the services provided, JetForm will provide payment up to $15,000 towards outplacement services, or reasonable expenses.

Expenses

     Any outstanding expenses should be submitted as soon as possible. Should you have outstanding expenses, you will receive a final expense cheque within two (2) weeks of submission.

JetForm Property

     On your last day of work you will be required to immediately return all JetForm property including keys, passwords, equipment, company materials, etc. Ian, in recognition of your efforts we will release to you the laptop in your possession, which is provided "without prejudice".

JetForm Stock Option Plan

     As outlined in your Employment Agreement, you will be entitled to exercise all options which are vested or which vest on or prior to April 30, 2000.. All unexercised options outstanding 30 days after April 30, 2000 will be canceled.

Confidentiality Agreement

     We remind you of the confidentiality agreement that you signed on joining the company. You are also required to keep confidential the details of this settlement.

Your Signature is Required

     In order to provide you with the termination package as outlined in this letter, we will require your signature, acknowledging your understanding and agreement of the terms and a signed release prior to May 3, 1999.

     Please sign this copy and fax both this letter and release to Human Resources at (613) 594-2944. If you should have any questions with respect to this letter, please contact Donna Morris at 751-5173.

Yours truly,

Keith Sinclair
V.P. Human Resources &
Corporate Services

I agree and accept to the terms of this letter.


Employee:                               Dated:
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

RELEASE AND DISCHARGE

FROM: Ian Fraser

TO:  JetForm Corporation

DATE: March 12, 1999

     In consideration of the following paid to me:

     1. compensation equivalent to payment for fifty-two weeks, equivalent to $236,000 less statutory deductions.

     2.   payment of outstanding vacation balance less statutory deductions.

     3.   payment for outplacement services up to a limit of $15,000.

     I hereby release and forever discharge JetForm and its directors, officers, employees and agents of and from all manner of actions, causes of action, suits, debts, duties, accounts, contracts, claims and demands whatsoever which I now have, ever had or hereafter can, shall or may have for or by reason of any cause, matter or thing whatsoever existing to the present time and arising from my employment with JetForm or from the termination of such employment, including, without limiting the generality of the foregoing all claims and demands for or with respect to salary, remuneration, commission, advances on commission, fringe benefits, vacation pay, severance allowance, termination pay, severance pay, notice of termination, deferred profit sharing plan, employee stock option plan, bonus or any other employment benefit or fringe benefit of any kind whatsoever. The abovementioned Consideration is inclusive of any and all obligations which JetForm has or might have in the future pursuant to the provisions of any legislation or rule of law pertaining to employment standards or other obligations of JetForm on my termination as an employee. I further agree not to make any claims (including without limitation any cross-claim, counter-claim, third party action or application) against any other person and/or entity which might claim contribution or indemnity against the persons and/or entities discharged by this release. The abovementioned Consideration is inclusive of indemnity from the persons and/or entities discharged by this release.

Ian Fraser

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Signature